TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of August 1, 2017 to the Sub-Advisory Agreement dated May 1, 2002, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Sub-Advisory Agreement is hereby deleted and replaced with the following:

FUNDS	SUB-ADVISER FEE*	Effective Date
Transamerica JPMorgan Core Bond VP**	0.11%	August 1, 2017

*	As a percentage of average daily net assets on an annual basis.

In all other respects, the Sub-Advisory Agreement dated May 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 1, 2017.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By:	/s/ Robert Kravantka
Name:	Robert Kravantka
Title:	Vice President